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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                   * * * * *


IDS Certificate Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,


DOES HEREBY CERTIFY:


         FIRST: That the Board of Directors of said Corporation has given written consent to the adoption of a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said
Corporation:

         RESOLVED, That the Certificate of Incorporation of IDS Certificate Company be amended by adding a revised Article Thirteenth set forth below in its entirety:

                  THIRTEENTH: No director shall be personally liable to the Corporation or its stockholder for monetary damages for breach of duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder; (ii) for acts or omissions not in good faith or that involve intentional misconduct, a knowing violation of law, willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the director's office; (iii) for acts or omissions giving rise to liability under Section 174 of Delaware General Corporation Law; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the adoption of this Article Thirteenth.


         SECOND: That the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.


         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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         IN WITNESS  WHEREOF,  said IDS  Certificate  Company  has  caused  this certificate to be signed by Paula R. Meyer, its President, and attested by Mary Jo Olson, its Assistant Secretary, this ______day of April, 1999.




                             IDS CERTIFICATE COMPANY




                                            -----------------------------
                                                     President



ATTEST:




------------------------
Assistant Secretary